Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioMed Realty Trust, Inc.

and

The Board of Directors of the General Partner
BioMed Realty, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑161760 and 333‑117977) on Form S‑8 of BioMed Realty Trust, Inc., (Nos. 333‑183670, 333‑183676, and 333‑183677) on Form S‑3 of BioMed Realty Trust, Inc., and (Nos. 333‑183669 and 333‑183669-01) on Form S‑3 of BioMed Realty Trust, Inc. and BioMed Realty, L.P. of our reports dated February 6, 2013 with respect to:

(i)
The consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the related financial statement schedule III;

(ii)	The effectiveness of BioMed Realty Trust, Inc.'s internal control over financial reporting as of December 31, 2012; and

(iii)
The consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the related financial statement schedule III, which reports appear in the combined December 31, 2012 annual report on Form 10‑K of BioMed Realty Trust, Inc. and BioMed Realty, L.P.

KPMG LLP

San Diego, California
February 6, 2013